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                                                                    EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE
                                                                   July 13, 1999


                  DOUBLECLICK INC. AND NETGRAVITY INC. TO MERGE

    THE COMBINED COMPANY WILL REPRESENT 27 OF THE TOP 50 U.S. WEB PUBLISHERS

NEW YORK, NY - July 13, 1999 - DoubleClick Inc. (Nasdaq: DCLK) and NetGravity Inc. (Nasdaq: NETG) announced today that the companies have signed a definitive merger agreement in a transaction valued at $530MM. The stock-for-stock transaction builds on both companies' goals to provide the broadest possible infrastructure for ad management, data solutions and media sales for Internet publishers, advertisers and merchants.

DoubleClick is the industry leader in providing comprehensive global Internet advertising solutions for marketers and Web publishers. NetGravity is the industry leader in interactive online advertising and direct marketing software solutions.

Under the terms of the merger agreement between DoubleClick and NetGravity, DoubleClick will issue 0.28 shares of DoubleClick common stock for each share of NetGravity common stock. Based on the July 12,1999 closing prices, the exchange ratio represents a per share price of $26.32, a 26% premium over NetGravity's 30 day average stock price. The transaction, which will be accounted for as a pooling of interests, is subject to certain conditions, regulatory approval and NetGravity stockholder approval. The transaction is expected to be completed in early Q4 1999.

In separate releases, DoubleClick and NetGravity today each announced second quarter 1999 revenue results.

Commenting on the merger, Kevin O'Connor, CEO of DoubleClick, said "Our goal has been to build the broadest possible infrastructure for Internet advertising. Both companies have relationships with most major Web publishers and advertisers domestically and internationally. NetGravity's strengths combined with DoubleClick's technology infrastructure and Abacus Direct's data will create a company uniquely positioned to be the overall leader in targeted advertising."

"NetGravity continues to build tremendous momentum, and we bring several unique strengths to the combined company, including our people, our consulting services, our software solution and a very strong West Coast and international presence," said Eric W. Spivey, president and CEO of NetGravity. "We have been successful in forming relationships with important customers and partners worldwide, including IBM, Time Inc. New Media, @Home Network, E*TRADE Group, The Financial Times

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Group, Nikkei (leading business daily in Japan) News Interactive and STAR Media. We believe this combination with DoubleClick is very powerful."

Goldman, Sachs & Co. acted as financial adviser to DoubleClick. BancBoston Robertson Stephens acted as financial adviser to NetGravity.

ABOUT DOUBLECLICK INC.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Dublin, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, London, Madrid, Milan, Montreal, Munich, Oslo, Paris, Stockholm, Sydney, Tokyo and Toronto.

ABOUT NETGRAVITY, INC.
NetGravity is a leading provider of mission-critical online advertising and direct marketing solutions. NetGravity delivers a range of comprehensive software and service solutions to reliably manage, target and analyze online campaigns. The company's worldwide customer base numbers more than 360, including many of the leading e-commerce sites, advertising agencies and web publishers. NetGravity was founded in 1995 and has headquarters in San Mateo, Calif. NetGravity's common stock trades on the Nasdaq Stock Market under the symbol NETG. For more information, please call (650) 425-6000.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick and NetGravity. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in DoubleClick's and NetGravity's reports and documents filed from time to time with the Securities and Exchange Commission.

Contact:

    Jennifer Blum                            Deb Stapleton/Leslie Green
    DoubleClick, Inc.                        (NETG IR/PR)
    Voice: 212-381-5705                      Stapleton Communications
    E-mail: jblum@doubleclick.net            Voice: 650-470-0200
                                             E-mail: leslie@stapleton.com
    Adam Miller/David Sasso (Investors)
    Abernathy MacGregor Frank
    Voice: 212-371-5999